Exhibit 99.1

Contact:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

NEWS RELEASE:

Endocyte Reports First Quarter 2015 Financial Results and Provides Update on Clinical Progress

- Dose Escalation for EC1456 and EC1169 Move to Fifth Dosing Cohorts Evaluating Two Schedules for Each Agent –

- Conference Call Today at 4:30 p.m. EDT –

West Lafayette, Ind., May 7, 2015 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy, today announced financial results for the first quarter ending March 31, 2015, and provided a clinical update.

“We have successfully moved both EC1456, a folate-targeted tubulysin, and EC1169, a prostate-specific membrane antigen (PSMA)-targeted tubulysin, into the fifth cohorts of their respective dose escalation trials,” said Ron Ellis, Endocyte’s president and chief executive officer. “We’re evaluating both drugs in two different dosing schedules, which will inform our approach to expanding these trials as we reach the maximum tolerated dose. We look forward to reporting data from the Phase 1 dose escalation trials at upcoming medical conferences, and beginning the expansion phase of these trials in the second half of 2015.”

The fifth dosing cohorts now being evaluated are administered on three-week schedules with the third week being a rest week:

•	EC1456 (folate-targeted tubulysin)
o	Weekly dose 4.5mg / m2
o	Twice per week dose 2.5mg / m2
•	EC1169 (PSMA-targeted tubulysin)
o	Weekly dose of 1.0mg / m2
o	Three times per week dose 0.80mg / m2

“We were also pleased to welcome David Mozley, MD to the team, as vice president of imaging. We first worked with Dr. Mozley when he was at Merck where he championed and shaped our development of EC20 (etarfolatide) as part of that collaboration,” added Mr. Ellis. “His expertise and passion for imaging as a methodology to select patients will help ensure we optimize its use in our EC1456 and EC1169 clinical development and beyond.”

First Quarter 2015 Financial Results

Endocyte reported a net loss of $10.9 million, or $0.26 per basic and diluted share, for the first quarter of 2015, compared to a net loss of $3.1 million, or $0.09 per basic and diluted share, for the same period in 2014.

Research and development expenses were $6.6 million for the first quarter of 2015, compared to $13.0 million for the same period in 2014. No expenses for the PROCEED trial of vintafolide in ovarian cancer were recorded during the first quarter of 2015 as all remaining expenses were recognized in the second quarter of 2014 when the trial was terminated. The remaining decrease in expenses was driven by a reduction in TARGET trial expenses as this trial is nearing completion and a reduction in manufacturing expenses.

General and administrative expenses were $4.4 million for the first quarter of 2015, compared to $7.5 million for the same period in 2014. The decrease in expenses was primarily attributable to ceasing all commercial activities following the withdrawal of the marketing applications in Europe.

Cash, cash equivalents and investments were $196.8 million at March 31, 2015, compared to $206.8 million at December 31, 2014, and $131.5 million at March 31, 2014.

Financial Expectations

The Company reiterated its expectation that its 2015 year-end cash balance will exceed $155 million. Spending is expected to increase from the first half of 2015 to the second half as the trials for EC1456 and EC1169 are expanded once the maximum tolerated doses are determined.

Conference Call

Endocyte management will host a conference call today at 4:30 p.m. EDT.

U.S. and Canadian participants:	(877) 845-0711

International:	(760) 298-5081

A live, listen-only webcast of the conference call may also be accessed by visiting the Investors & News section of the Endocyte website, www.endocyte.com.

The webcast will be recorded and available on the company's website for one week following the call.

Website Information

Endocyte routinely posts important information for investors on its website, www.endocyte.com, in the “Investors & News” section.  Endocyte uses this website as a means of disclosing material information in compliance with its disclosure obligations under Regulation FD.  Accordingly, investors should monitor the “Investors & News” section of Endocyte’s website, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts.  The information contained on, or that may be accessed through, Endocyte’s website is not incorporated by reference into, and is not a part of, this document.

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted therapies for the treatment of cancer and other serious diseases. Endocyte uses its proprietary drug conjugation technology to create novel SMDCs and companion imaging agents for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging agents are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment. For additional information, please visit Endocyte’s website at www.endocyte.com.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to future spending, future cash balances, the successful completion of current and future clinical trials, and the enrollment period for and availability of data from ongoing and future clinical trials. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, shortage of clinical trial materials, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; the goals of its development activities; estimates of the potential markets for its product candidates; estimates of the capacity of manufacturing and other facilities required to support its product candidates; projected cash needs; and expected financial results. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Endocyte, Inc.

Statements of Operations

(dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31,
	2014	2015

Collaboration revenue	$17,269	$12
Costs and expenses:
Research and development	12,987	6,617
General and administrative	7,501	4,360
Total costs and expenses	20,488	10,977
Loss from operations	(3,219)	(10,965)

Interest income, net	85	152
Other expense, net	(7)	(57)
Net loss	$(3,141)	$(10,870)

Net loss per share – basic and diluted	$(0.09)	$(0.26)

Comprehensive loss	$(3,150)	$(10,735)

Weighted average number of common shares used in net loss per share – basic and diluted	36,193,942	41,857,905

Endocyte, Inc.

Balance Sheets

(in thousands)

	As of December 31,	As of March 31,
	2014	2015
		(unaudited)
Assets
Cash, cash equivalents and investments	$206,831	$196,784
Other assets	5,970	5,830
Total assets	$212,801	$202,614

Liabilities and stockholders’ equity
Current liabilities	$6,885	$5,527
Deferred revenue and other liabilities, net of current portion	912	897
Total stockholders’ equity	205,004	196,190
Total liabilities and stockholders’ equity	$212,801	$202,614